Investor Relations
John Wright
Director, Investor Relations
(952) 887-8865, invest@toro.com

Media Relations
Branden Happel
Manager, Public Relations
(952) 887-8930, pr@toro.com
www.thetorocompany.com

For Immediate Release

TORO REPORTS THIRD QUARTER 2008 RESULTS

•	Company delivers net earnings per share of $0.99
•	Net sales up 3 percent driven by strength of international business
•	Operating cash flow improves by $42 million driven by lower inventories

BLOOMINGTON, Minn. (August 21, 2008) – The Toro Company (NYSE: TTC) today reported net earnings of $38.2 million, or $0.99 per share, on net sales of $492.6 million for its fiscal third quarter ended August 1, 2008.  In the comparable fiscal 2007 period, the company reported net earnings of $42.5 million, or $1.02 per share, on net sales of $478.7 million.

For the year to date, Toro reported net earnings of $119.6 million, or $3.06 per share, on net sales of $1,536.9 million.  In the comparable fiscal 2007 period, Toro reported net earnings of $135.9 million, or $3.23 per share, on net sales of $1,544.4 million.

“As expected, weakness in the domestic economy dampened demand through our fiscal third quarter, however, our strong international business enabled us to deliver modest sales growth,” said Michael J. Hoffman, Toro’s chairman and chief executive officer.  “Additionally, our actions to manage production, reduce inventories and control expenses improved our working capital position and increased our operating cash flow significantly.”

The company repurchased 1.4 million common shares during the third quarter for a total of $49.8 million, and currently has authorization to repurchase up to 3.0 million additional shares.

SEGMENT RESULTS

Professional

•
Professional segment net sales for the fiscal 2008 third quarter increased 5.9 percent to $351.6 million.  Strong worldwide sales of golf maintenance equipment and golf irrigation systems, along with an increase in domestic shipments for landscape contractor products, more than offset a decline in professionally-installed residential and commercial irrigation products.  For the year to date, professional segment net sales grew 2.2 percent to $1,074.7 million.

•
Professional segment earnings for the fiscal 2008 third quarter were $71.1 million, up 0.3 percent compared with the fiscal 2007 third quarter.  For the year to date, professional segment earnings totaled $220.2 million, down 3.3 percent.

Residential

•
Residential segment net sales for the fiscal 2008 third quarter declined 0.6 percent to $132.1 million.  Increased shipments of snowthrower products in North America and strong international sales were offset by lower shipments of domestic walk power mowers.  For the year to date, residential segment net sales declined 4.6 percent to $441.6 million.

•
Residential segment earnings for the fiscal 2008 third quarter were $3.4 million, down 58.3 percent compared with the fiscal 2007 third quarter.  For the year to date, residential segment earnings totaled $27.3 million, down 31.8 percent.

REVIEW OF OPERATIONS

Gross margin for the fiscal 2008 third quarter was 35.3 percent compared with 37.1 percent in the comparable fiscal 2007 period.  For the year to date, gross margin was 35.8 percent compared with 36.4 percent in the first nine months of fiscal 2007.  The margin decline in both the fiscal 2008 third quarter and year to date was primarily the result of higher commodity and freight costs, and lower production volumes.

Selling, general and administrative (SG&A) expenses for the fiscal 2008 third quarter improved as a percent of sales to 22.5 percent from 23.1 percent in the same period last year due to lower incentive expenses somewhat offset by increased spending for marketing and engineering investments.  For the year to date, SG&A expenses were 23.0 percent of net sales compared with 22.6 percent in the prior year’s first nine months.  SG&A expenses for the year to date were higher mainly due to increased marketing expenses and investments in engineering, which were somewhat offset by lower incentive expenses.

Interest expense for the third quarter was down $0.3 million compared to the prior year’s third quarter.  For the year to date, interest expense totaled $14.9 million, down $0.3 million compared to the first nine months of fiscal 2007.

The effective tax rate for the third quarter of fiscal 2008 was 34.2 percent compared with 33.4 percent in the fiscal 2007 third quarter.  This year’s third quarter tax rate was mainly higher due to the December 31, 2007 expiration of the federal Research and Engineering Tax Credit.

Accounts receivable as of the end of the fiscal 2008 third quarter totaled $365 million, down $14.8 million or 3.9 percent on a sales increase of 2.9 percent for the quarter.  Net inventories decreased by $31.7 million, or 13 percent, compared with last year’s third quarter.  Cash generated by operating activities through the first nine months increased by $42 million compared with the same period in fiscal 2007, a reflection of the company’s commitment to improve asset management.

BUSINESS OUTLOOK

The company expects overall economic conditions to remain difficult for the remainder of fiscal 2008.  “In the current environment, we’ll maintain our focus on driving retail demand, managing inventory levels and addressing rising commodity costs,” said Hoffman.  “Long-term, we win in the marketplace by delivering innovative, high-quality products that solve customers’ problems.  To that end, we’re looking forward to upcoming industry events this fall where we expect to introduce a number of exciting products for the new fiscal year.”

The company reaffirmed that it expects fiscal 2008 net sales to be roughly equal to fiscal 2007 net sales of $1,876.9 million and now expects net earnings per share to be down 6 to 9 percent from the $3.40 per share reported for fiscal 2007.

The Toro Company is a leading worldwide provider of outdoor maintenance equipment and beautification products to help customers care for golf courses, sports fields, public green spaces, commercial and residential properties, and agricultural fields.

LIVE CONFERENCE CALL
August 21, 10:00 a.m. CST
www.thetorocompany.com/invest

The Toro Company will conduct a conference call and webcast for investors beginning at 10:00 a.m. Central Time (CST) on August 21, 2008.  The webcast will be available at www.streetevents.com or at www.thetorocompany.com/invest. Webcast participants will need to complete a brief registration form and should allocate extra time before the webcast begins to register and, if necessary, download and install audio software.

Safe Harbor
Statements made in this news release, which are forward-looking, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or implied. These uncertainties include factors that affect all businesses operating in a global market as well as matters specific to Toro. Particular risks and uncertainties that may affect the company’s operating results or overall financial position at the present include: slow growth rates in global and domestic economies, resulting in rising unemployment and weakened consumer confidence; the threat of further terrorist acts and war, which may result in contraction of the U.S. and worldwide economies; fluctuations in the cost and availability of raw materials, including steel, resins and other commodities; rising fuel and other costs of transportation; the impact of abnormal weather patterns and natural disasters; the level of growth in our markets, including the golf market; reduced government spending for grounds maintenance equipment due to reduced tax revenue and tighter government budgets; dependence on The Home Depot as a customer for the residential segment; elimination of shelf space for our products at retailers; inventory adjustments or changes in purchasing patterns by our customers; market acceptance of existing and new products; increased competition; our ability to achieve the goals for our current three-year growth, profit and asset management initiative called “GrowLean” which is intended to improve our revenue growth, after-tax return on sales and working capital efficiency; our increased dependence on international sales and the risks attendant to international operations; interest rates and currency movements including, in particular, our exposure to foreign currency risk; our relationships with our distribution channel partners, including the financial viability of distributors and dealers; our ability to successfully achieve our plans for and integrate acquisitions and manage alliances; the costs and effects of complying with changes in tax, fiscal, government and other regulatory policies, including rules relating to environmental, health and safety matters; unforeseen product quality or other problems in the development, production and usage of new and existing products; loss of or changes in executive management or key employees; ability of management to manage around unplanned events; our reliance on our intellectual property rights and the absence of infringement of the intellectual property rights of others;  the occurrence of litigation or claims, including the previously disclosed pending litigation against the company and other defendants that challenges the horsepower ratings of lawnmowers, of which the company is currently unable to assess whether the litigation would have a material adverse effect on the company’s consolidated operating results or financial condition, although an adverse result might be material to operating results in a particular reporting period.  In addition to the factors set forth in this paragraph, market, economic, financial, competitive, weather, production and other factors identified in Toro's quarterly and annual reports filed with the Securities and Exchange Commission, could affect the forward-looking statements in this press release. Toro undertakes no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this release.

(Financial tables follow)

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings (Unaudited)
(Dollars and shares in thousands, except per-share data)

	Three Months Ended		Nine Months Ended
	August 1, 2008	August 3, 2007	August 1, 2008	August 3, 2007
Net sales	$492,635	$478,707	$1,536,944	$1,544,448
Gross profit	173,940	177,443	550,843	562,224
Gross profit percent	35.3%	37.1%	35.8%	36.4%
Selling, general, and administrative expense	110,874	110,598	352,934	348,722
Earnings from operations	63,066	66,845	197,909	213,502
Interest expense	(4,645)	(4,959)	(14,947)	(15,235)
Other (expense) income, net	(368)	1,954	532	5,821
Earnings before income taxes	58,053	63,840	183,494	204,088
Provision for income taxes	19,826	21,354	63,856	68,186
Net earnings	$38,227	$42,486	$119,638	$135,902

Basic net earnings per share	$1.01	$1.05	$3.13	$3.32

Diluted net earnings per share	$0.99	$1.02	$3.06	$3.23

Weighted average number of shares of common stock outstanding – Basic	37,901	40,569	38,177	40,938

Weighted average number of shares of common stock outstanding – Diluted	38,708	41,803	39,039	42,113

Segment Data (Unaudited)
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
Segment Net Sales	August 1, 2008	August 3, 2007	August 1, 2008	August 3, 2007
Professional	$351,598	$332,014	$1,074,678	$1,052,013
Residential	132,143	132,981	441,634	463,043
Other	8,894	13,712	20,632	29,392
Total *	$492,635	$478,707	$1,536,944	$1,544,448

* Includes international sales of	$138,682	$120,319	$494,909	$441,793

	Three Months Ended		Nine Months Ended
Segment Earnings (Loss) Before Income Taxes	August 1, 2008	August 3, 2007	August 1, 2008	August 3, 2007
Professional	$71,113	$70,887	$220,239	$227,737
Residential	3,436	8,246	27,333	40,055
Other	(16,496)	(15,293)	(64,078)	(63,704)
Total	$58,053	$63,840	$183,494	$204,088

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	August 1, 2008	August 3, 2007
ASSETS
Cash and cash equivalents	$55,013	$94,192
Receivables, net	364,988	379,788
Inventories, net	211,760	243,437
Prepaid expenses and other current assets	14,811	13,018
Deferred income taxes	56,147	58,499
Total current assets	702,719	788,934

Property, plant, and equipment, net	173,812	170,748
Deferred income taxes	6,485	1,861
Goodwill and other assets, net	109,319	98,563
Total assets	$992,335	$1,060,106

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$2,441	$-
Short-term debt	-	1,449
Accounts payable	86,824	83,366
Accrued liabilities	258,246	266,383
Total current liabilities	347,511	351,198

Long-term debt, less current portion	227,266	223,157
Deferred revenue and other long-term liabilities	15,836	10,354
Stockholders’ equity	401,722	475,397
Total liabilities and stockholders’ equity	$992,335	$1,060,106

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Nine Months Ended
	August 1, 2008	August 3, 2007
Cash flows from operating activities:
Net earnings	$119,638	$135,902
Adjustments to reconcile net earnings to net cash provided by operating activities:
Equity losses from investments	439	136
Provision for depreciation and amortization	32,196	30,263
Gain on disposal of property, plant, and equipment	(89)	(133)
Gain on sale of business	(113)	-
Stock-based compensation expense	4,366	5,474
Increase in deferred income taxes	(1,490)	(2,323)
Changes in operating assets and liabilities:
Receivables	(79,252)	(86,942)
Inventories	39,663	101
Prepaid expenses and other assets	(3,712)	(3,693)
Accounts payable, accrued expenses, and deferred revenue and other long-term liabilities	14,059	4,948
Net cash provided by operating activities	125,705	83,733

Cash flows from investing activities:
Purchases of property, plant, and equipment	(34,304)	(32,863)
Proceeds from asset disposals	880	152
Increase in investment in affiliates	(250)	-
(Increase) decrease in other assets	(288)	734
Proceeds from sale of a business	1,048	-
Acquisition, net of cash acquired	(1,000)	(1,088)
Net cash used in investing activities	(33,914)	(33,065)

Cash flows from financing activities:
(Decrease) increase in short-term debt	(372)	998
Issuance of long-term debt, net of costs	-	121,465
Repayments of long-term debt	(1,124)	(75,000)
Excess tax benefits from stock-based awards	3,511	12,956
Proceeds from exercise of stock options	3,506	11,456
Purchases of Toro common stock	(86,679)	(70,382)
Dividends paid on Toro common stock	(17,170)	(14,729)
Net cash used in financing activities	(98,328)	(13,236)

Effect of exchange rates on cash	(497)	1,237

Net (decrease) increase in cash and cash equivalents	(7,034)	38,669
Cash and cash equivalents as of the beginning of the fiscal period	62,047	55,523

Cash and cash equivalents as of the end of the fiscal period	$55,013	$94,192